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Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction
Aluma Systems Baltic LLC	Latvia
Aluma Systems Concrete Construction of California, Inc.	Delaware
Aluma Systems Concrete Construction, LLC	Delaware
Aluma Systems Inc.	Alberta, Canada
Aluma Systems Intermediate Holdings Inc.	Alberta, Canada
Aluma Systems Real Estate Holding Inc.	Alberta, Canada
Balderama N.V.	Netherlands Antilles
Brand Aluma de Mexico, S. de R.L. de C.V.	Mexico
Brand Maintenance Services, Inc.	Delaware
Brand Plant Services, Inc.	Delaware
Brand Scaffold Builders, LLC	Delaware
Brand Scaffold Erectors, Inc.	Delaware
Brand Scaffold Rental & Erection, LLC	Delaware
Brand Scaffold Rental & Erection of California, Inc.	Delaware
Brand Scaffold Services, LLC	Delaware
Brand Services, Inc.	Delaware
Brand Special Events, Inc.	Delaware
Brand Special Services Group, Inc.	Delaware
Brand Staffing Services, Inc.	Delaware
Brand/Aluma Real Estate Holding, LLC	Delaware
BrandCraft Labor, Inc.	Delaware
Hightower Staffing Inc.	Delaware
Kwikrig, Inc.	California
Levitator of California, Inc.	Delaware
Levitator, Inc.	Delaware
Mike Brown-Grandstands, Inc.	Delaware
Scaffold Building Services, Inc.	Delaware
Scaffold-Jax, Inc.	Florida
Servicios Brand Andamios, S. de R.L. de C.V.	Mexico
Skyview Safety Services, Inc.	Delaware
Skyview Staffing Inc.	Delaware

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SUBSIDIARIES